EXHIBIT 2(e)

                                VOTING AGREEMENT

             THIS VOTING AGREEMENT dated as of January 10, 1996 (the "Agreement") is entered into by and between FIRSTAR CORPORATION, a Wisconsin corporation ("Firstar"), and ________________________ ("Shareholder").


                              W I T N E S S E T H :

             WHEREAS, as of the date hereof, Shareholder and Firstar each own certain shares of the common stock of American Bancorporation, Inc., a Delaware corporation ("ABI"), no par value ("ABI Common Stock");

             WHEREAS, Firstar is contemplating the acquisition of ABI by means of a merger (the "Merger") of ABI with and into Firstar Corporation of Minnesota ("Sub"), a wholly-owned subsidiary of Firstar, pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement") and a related Plan of Merger, each dated as of the date hereof (the "Merger Agreements");

             WHEREAS, Firstar is unwilling to expend the substantial time, effort and expense necessary to implement the proposed acquisition of ABI, including applying for and obtaining necessary approvals of federal and state banking authorities, unless Shareholder enters into this Agreement with Firstar; and

             WHEREAS, Shareholder believes it is in his/her/its best interest as well as the best interest of ABI for Firstar to consummate the Merger; and

             WHEREAS, this Agreement is created under Section 218(c) of the Delaware General Corporation Law ("DGCL");

             NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained and as an inducement to Firstar to incur the expenses associated with the Merger and to enter into the Merger Agreements, the parties hereto, intending to be legally bound, hereby agree as follows:

             1. Definitions. All capitalized terms not otherwise defined herein are as defined in the Reorganization Agreement.

             2. Representations and Warranties. Shareholder represents and warrants that as of the date hereof shareholder (a) owns beneficially the number of shares of ABI Stock identified below, all of which shares are free and clear of all liens, pledges, security interests, claims,encumbrances, options and agreements to sell or otherwise transfer, except as disclosed in the ABI Disclosure Letter; and (b) has voting power with respect to such shares.

             3.   Voting Agreements.

                  (a) Shareholder shall vote all the shares of ABI Common Stock he/she/it now beneficially owns or hereafter acquires and over which Shareholder has voting control (the "Subject Shares") in favor of the Merger at any meeting of shareholders of ABI called for the purpose of approving the Merger. Shareholder shall not exercise, and hereby waives, any and all rights he/she/it has or may have under Section 262 (Dissenters' Rights) of the DGCL in connection with the Merger. Shareholder shall not vote the Subject Shares in favor of or consent to
   (a) any issuance of stock to any party other than Firstar or its affiliates; or (b) an acquisition of stock or all or substantially all of the assets of ABI by any party other than Firstar or its affiliates, prior to the termination of this Agreement. Shareholder shall not sell, assign, pledge or otherwise transfer the subject shares to a third party transferee unless as a condition of such transfer the third party transferee shall execute a voting agreement inform acceptable to Firstar (and substantially in the form of this Agreement). Such voting agreement shall be deemed a supplement to this Agreement to which all shares of ABI Common Stock then or thereafter acquired by the third party transferee shall be subject. Shareholder authorizes Firstar to deliver a copy of this Agreement to ABI to provide notice to ABI of the foregoing restriction on transfer.

                  (b) Firstar shall vote all of the shares of ABI Common Stock it now owns or hereafter acquires and over which Firstar has voting control in favor of the Merger at any meeting of shareholders of ABI called for the purpose of approving the Merger.

             4. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Firstar any direct or indirect ownership or incidence of ownership of or with respect to any shares of ABI Common Stock. All rights, ownership and economic benefits of and relating to the shares of ABI Common Stock shall remain and belong to Shareholder, except as otherwise expressly provided herein or in the Merger Agreements, Firstar shall have no authority to (i) manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of ABI; (ii) exercise any power or authority to direct Shareholder in the voting of any of the shares of ABI Common Stock; or (iii) exercise any power or authority to direct Shareholder in the performance of his or her duties or responsibilities as a director or officer of ABI.

             5. Evaluation of Investment. Shareholder, by reason of his/her/its knowledge and experience in financial and business matters or through serving as an officer or director of a financial institution, believes himself/herself/itself capable of evaluating the merits and risks of the investment in common stock of Firstar, $1.25 par value ("Firstar Common Stock"), contemplated by the Merger Agreements.

             6. Documents Delivered. Shareholder acknowledges receipt of copies of the following documents:

                  (a)  Merger Agreements and all exhibits thereto;

                  (b) Firstar's 1994 Annual Report (including annual Report on Form 10-K for the year ended December 31, 1994);

                  (c) Notice of 1995 Annual Meeting of Stockholders and Proxy Statement dated March 20, 1995 of Firstar; and

                  (d) Firstar's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

             7. Investment Purpose. Shareholder hereby represents, warrants and agrees that he/she/it is acquiring the shares of Firstar Common Stock pursuant to the Merger Agreements solely for his own account, for investment, and not with a view to the distribution or resale thereof.

             8. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by ABI, Shareholder and Firstar.

             9. Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreements and their related written agreements. This Agreement supersedes any agreements among ABI and its stockholders, concerning the acquisition, disposition or control of the stock of ABI, except the Investment Agreement between Firstar and ABI.

             10. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

             11. Counterparts. This Agreement may be executed into two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

             12. Governing Law. The validity, construction, enforcement and effect of this Agreement shall be governed by the internal laws of the State of Delaware.

             13. Headings. The headings for the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

             14. Successors. This Agreement shall be binding upon and inure to the benefit of Firstar and its successors and Shareholder and Shareholder's spouse and their respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of Shareholder. This Agreement may be assigned by Firstar only to an affiliate of Firstar.

             15. Jury Waiver. Each of the parties hereby waives any right to a trial by jury with respect to any dispute arising out of or relating to this Agreement.

             16. Termination. This Agreement shall terminate at the earliest to occur of: (a) the Effective Time (as defined in the Reorganization Agreement); (b) the termination of the Reorganization Agreement by ABI pursuant to Section 10.01(a)(ii) thereof; (c) the termination of the Reorganization Agreement by mutual agreement of the parties; or (d) the expiration of 12 months after termination of the Reorganization Agreement (other than terminations described in clause (b) or (c)). Upon termination of this Agreement, no party shall have any further obligation or liabilities hereunder, provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                 FIRSTAR CORPORATION



                                 By:  ______________________________________
                                      Title:    ___________________________

                                 [SHAREHOLDER]



   _________________________________
   Shares of American Bancorporation,
   Inc. Common Stock owned of record
   or otherwise beneficially



                                 Name:     ________________________________